CERTIFICATE OF RESTORATION AND REVIVAL
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         PACIFIC RIM ENTERTAINMENT, INC.

It is hereby certified that:

         l. The name of the corporation (hereinafter called the "Corporation") is Pacific Rim Entertainment, Inc.

         2. The Corporation was organized under the provisions of the General Corporation Laws of the State of Delaware. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware is May 22, 1992.

         3. The address, including the street, city and county, of the registered office of the Corporation in the State of Delaware and the name of the registered agent at such address are as follows: Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19085, County of New Castle.

         4. The Corporation hereby procures a restoration and revival of its certificate of incorporation, which became inoperative by law on March 1, 1996 for failure to file annual reports and non-payment of taxes payable to the State of Delaware.

         5. The certificate of incorporation of the Corporation, which provides for and will continue to provide for, perpetual duration, shall, upon the filing of this Certificate of Restoration and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be restored and revived and shall become fully operative on February 28, 1996.

         6. This Certificate of Restoration and Revival of the Certificate of Incorporation is filed by authority of the duly elected directors as prescribed by Section 312 of the General Corporation Law of the State of Delaware.

Signed on May 5, 1997

                                                    /s/ Steven B. Rosner
                                                    ----------------------------
                                                    Steven B. Rosner
                                                    President